                                                                     EXHIBIT 5.1


                                 April 3, 1997


Genesys Telecommunications Laboratories, Inc.
1155 Market Street
San Francisco, CA 94103

             Re:  Registration Statement on Form S-1
                  ----------------------------------

Ladies and Gentlemen:

             We have examined the Registration Statement on Form S-1 to be filed by you with the Securities and Exchange Commission (the "Commission") on April 3, 1997 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 2,300,000 shares of your Common Stock (the "Shares"). The Shares include an over-allotment option to purchase 300,000 shares granted to the Underwriters. As your counsel in connection with this transaction, we have examined the proccedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

             It is our opinion that, upon conclusion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, such Shares, when issued and sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

             We consent to the use of this opinion as an exhibit to such Registration Statement, and further consent to the use of our name wherever appearing in such Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

                                     Very truly yours,


                                     BROBECK, PHLEGER & HARRISON LLP